                                                                    EXHIBIT 11.1

                               MEDIQ INCORPORATED

                         STATEMENT OF PER SHARE AMOUNTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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
                                                                                                         NINE MONTHS
                                           FISCAL YEAR ENDED SEPTEMBER 30,                              ENDED JUNE 30,
                                 ----------------------------------------------------   PRO FORMA    --------------------
                                   1994       1995       1996       1997       1998        1998        1998       1999
                                 --------   --------   --------   --------   --------   ----------   --------   ---------
BASIC AND DILUTED PER SHARE
  AMOUNTS
Loss from continuing
  operations, after tax........  $(8,254)   $(3,346)   $(6,178)   $(2,241)   $(29,071)   $(49,118)   $(21,764)   $(10,354)
Weighted average number of
  common shares outstanding....   24,034     24,173     24,578     25,297      17,205       1,119      22,650       1,077
Per share......................   $(0.34)    $(0.14)    $(0.25)    $(0.09)     $(1.69)    $(43.89)     $(0.96)     $(9.61)
                                 =======    =======    =======    =======    ========    ========    ========   =========


                                     PRO FORMA
                                 LTM PERIOD ENDED
                                   JUNE 30, 1999
                                 -----------------
BASIC AND DILUTED PER SHARE
  AMOUNTS
Loss from continuing
  operations, after tax........      $(19,419)
Weighted average number of
  common shares outstanding....         1,119
Per share......................       $(17.35)
                                     ========
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